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PROSPECTUS SUPPLEMENT NO. 5 DATED MAY 29, 1997              Pursuant to
(TO PROSPECTUS DATED SEPTEMBER 26, 1996)                 Rule 424(b)(3)
                                                     Reg. No. 333-11927



                              $115,000,000

                         POGO PRODUCING COMPANY

           5-1/2% Convertible Subordinated Notes due June 15, 2006
                                   and
             such Shares of Common Stock, par value $1 per share,
                   as are Issuable Upon Conversion Thereof

         The following beneficial owners of 5-1/2% Convertible Subordinated Notes due June 15, 1996 (the "Notes") of Pogo Producing Company (the "Company") were included, among others, in the original Prospectus for the Notes, dated September 26, 1996, as "Unnamed holders of Notes" in the table set forth in the The Selling Holders section of the Prospectus. They have requested that the Company file a Prospectus Supplement identifying it as a Selling Holder. The information concerning each such Selling Holder has been provided to the Company by such Selling Holder.

                                AGGREGATE PRINCIPAL     NUMBER OF SHARES OF
                               AMOUNT OF NOTES OWNED    COMMON STOCK OWNED
                               BY THE SELLING HOLDER   BY THE SELLING HOLDER
                               AND WHICH ARE OFFERED   AND WHICH ARE OFFERED
NAME OF SELLING HOLDER                HEREBY                 HEREBY(11j)

Forest Fulcrum Fund Ltd.            $  700,000(7)               16,593

Forest Fulcrum Fund LP               4,000,000(7)               94,821

Combined Insurance Company
   of America                        1,500,000(11k)             35,557

Alpine Associates                    3,000,000(lll)             71,115

LLT Limited                            300,000(11k)              7,111

Forest Performance Greyhound           200,000(11m)              4,741

Forest Performance Fund Ltd.           200,000(11m)              4,741

Forest Performance Fund                100,000(11m)              2,370

World Series Inc.                      250,000(11n)              5,926
                                   -----------               ---------
    SUBTOTAL (This Supplement)....  10,200,000                 242,975
                                   -----------               ---------
    SUBTOTAL (All named Selling
     (Holders Through the date of
     this Prospectus Supplement).. 102,570,000               2,431,413
                                   -----------               ---------
Remaining unnamed holders of Notes
  or any future transferees,
  pledgees, donees or successors of
  or from any such unnamed holder
  after giving effect to this
  Supplement to the Prospectus(15)  12,430,000                 294,564(16)
                                   -----------               ---------
    TOTAL.................        $115,000,000               2,726,067
                                   ===========               =========
___________________________
(7) The information with respect to this Selling Holder is true and complete as of May 14, 1997. This Selling Holder was already named in the Prospectus and has provided additional information increasing the amount of Notes and number of shares of Common Stock which are offered hereby by the respective amounts shown herein.

(11j) Unless otherwise noted, the nature of the beneficial ownership is sole voting and/or investment power. Common Stock ownership assumes as the conversion price, the initial conversion price of $42.185 per share of Common Stock (equivalent to a conversion rate of approximately
      23.7051 shares per $1000 principal amount of Notes), and a cash payment in lieu of any fractional share interest. Unless otherwise noted, no Selling Holder reported owning any shares of Common Stock other than those into which the Notes were convertible.

(11k) The information with respect to this Selling Holder is true and complete as of May 14, 1997.

(11l) The information with respect to this Selling Holder is true and complete as of April 30, 1997.

(11m) The information with respect to this Selling Holder is true and complete as of May 21, 1997.

(11n) The information with respect to this Selling Holder is true and complete as of May 27, 1997.

(15) No such holder may offer Securities pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Holder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(16) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder does or do not beneficially own any Common Stock other than Common Stock issuable upon conversion of the Notes at the initial conversion rate set forth above.


        Additional Selling Holders or other information concerning the Selling Holders listed above may be set forth in subsequent Prospectus Supplements from time to time.


Date of this Supplement is:  May 29, 1997